FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

AUGUST 13, 2003

Hampton, VA: Old Point Financial Corporation (NASDAQ "OPOF") has increased its quarterly dividend to $0.15 per share of common capital stock.   The dividend will be paid on September 30, 2003, to shareholders of record as of August 29, 2003.   The increase amount is $0.03 or 25% over the previous dividend of $0.12.

Old Point Financial Corporation, (NASDAQ SmallCap: "OPOF",) with $600 million in assets, is the parent company of The Old Point National Bank and Old Point Trust and Financial Services, N.A.    The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 15 branches.   It is celebrating its 80th anniversary in 2003.    Old Point Trust and Financial Services, N.A. is a Hampton Roads wealth management services provider.

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